Exhibit 23.3

BIT Mining Limited

428 South Seiberling Street

Akron, Ohio 44306

United States of America

+1 (346) 204-8537

We hereby consent to the references to our firm’s name and summaries of our opinion on the cover page and under the headings “OUR COMPANY,” “RISK FACTORS,” “ENFORCEABILITY OF CIVIL LIABILITIES,” “TAXATION” and “LEGAL MATTERS” in the registration statement on Form F-3, as amended (the “Registration Statement”), initially filed by BIT Mining Limited with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”) on May 16, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully,

/s/ JunZeJun Law Offices

JunZeJun Law Offices

May 16, 2025